UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

____________________________________________________________

Date of Report (Date of earliest event reported): June 3, 2013

EXPERIENCE ART AND DESIGN, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-174155	27-4673791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27929 S.W. 95th Ave. Suite 1101, Wilsonville, OR (Address of principal executive offices)	97070 (Zip Code)

          971-202-2435____

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

EXPERIENCE ART AND DESIGN, INC.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2013, Michael D. Noonan, a director and Secretary of the Company, resigned from the offices held with the Company to assume additional responsibilities with other businesses.

Item 8.01	Other Information

            Proposed Acquisition of Certain Assets of Masterpiece Investments Corp.

On June 3, 2013, Experience Art and Design, Inc. (the "Company") executed a non-binding Summary of Terms (“Term Sheet”) with Masterpiece Investments Corp., an Oregon corporation (“MPI”). The Term Sheet sets forth the basis for the negotiation of a possible acquisition transaction in which the Company would acquire certain assets (the “Purchased Assets”) of MPI (the “Acquisition”). The Purchased Assets include MPI’s inventory of bronze sculpture moulds, works in process, rights under art procurement agreements with original artists and rights to acquire Lorenzo Ghiglieri art work and rights to art work held by MPI under an agreement with Lorenzo Ghiglieri (“Property Agreement”). MPI will retain assets not covered under the Acquisition. Execution of a definitive purchase agreement is subject to satisfactory completion of due diligence.

Under the terms of the non-binding Term Sheet, the Company would issue, subject to adjustment based upon due diligence valuation, 12,811,000 unregistered shares of its common stock to MPI in exchange for the Purchased Assets which would represent approximately 35.33% of the Company following closing. The Company would assume no liability of MPI except in connection with the Property Agreement. The targeted date for completion of due diligence and execution of a definitive purchase agreement is July 31, 2013. If the parties have not executed a definitive purchase agreement by September 2, 2013, the terms of the Term Sheet shall expire unless extended by mutual agreement of the parties.

The definitive purchase agreement will contain customary representations, warranties and covenants, and closing of the purchase agreement is subject to requisite approvals and consents, the absence of any material adverse change and such other conditions as agreed upon by the parties. There can be no assurance that the parties will execute a definitive purchase agreement or, if a purchase agreement is executed, that the Acquisition will be consummated.

Upon closing of a definitive purchase agreement, if consummated by the parties, the Company would expand its operations to begin marketing sculpture from current inventory through multiple channels and begin ordering additional castings from existing moulds.

            Modification of Indebtedness

The Company is a party to a Secured Promissory Note in the original principal amount of $2,800,000 owed to Chiurazzi International, LLC (the “Holder”) with a current outstanding balance of approximately $2,490,000. The Secured Promissory Note, as amended, is more fully described in the Company’s Current Report on Form 8-K filed with the Commission on May 8, 2013. The Secured Promissory Note and Amendment No. 1 to the Secured Promissory Note are included as Exhibits 10.1 and 10.4, respectively to said Current Report.

On May 30, 2013, the Company entered into Amendment No. 2 to the Secured Promissory Note with the Holder which (1) extended the Maturity Date from July 25, 2015 to January 25, 2016; and (2) modified the payment schedule to add payments due on October 25, 2015 and January 25, 2016 and decreased the $70,000 payments due on each of May 31, 2013, June 7, 2013, June 14, 2013 and June 28, 2013 to $10,000, $10,000, $25,000 and $25,000, respectively. Amendment No. 2 to the Secured Promissory Note is attached as Exhibit 10.1 hereto.

            Engagement of Investor Relations Firm

On May 31, 2013 the Company engaged Prime Wire USA, Inc. as a consultant who will provide investor relations services to the Company.

Forward-Looking Statements

This report includes forward-looking statements including statements that reflect the Company’s current expectations about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," “would,” “targets,” "hope," or similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements and specifically those statements referring to any specific projects, such as the Acquisition, mentioned herein. These risks are described from time to time in the Company's SEC filings, which are available online at www.sec.gov; and such factors as incorporated by reference. The Company does not undertake any obligation to update any forward-looking statements as a result of new information or developments, except as required by law.

Item 9.01        Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Secured Promissory Note dated May 30, 2013 between the Company and Chiurazzi International, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 7, 2013	EXPERIENCE ART AND DESIGN, INC.

By: /s/ Kenneth R. Kepp
Kenneth R. Kepp
Chief Financial Officer and Chief Operating Officer